Exhibit 3.4

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF THE POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

6% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

($0.001 PAR VALUE)

(CUMULATIVE DIVIDEND, LIQUIDATION PREFERENCE $10 PER SHARE)

OF XCYTE THERAPIES, INC.

(Pursuant to Section 103(f) of the General

Corporation Law of the State of Delaware)

Xcyte Therapies, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is Xcyte Therapies, Inc.

2. The Certificate of the Powers, Designations, Preferences and Rights of the 6% Convertible Exchangeable Preferred Stock of Xcyte Therapies, Inc., (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on November 1, 2004 and said Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect in the Certificate of Designations to be corrected is that the words “greater of” set forth immediately preceding clause (1)(A) in the fifth sentence of Section 7(k) of the Certificate of Designations should have read “lesser of”.

4. Section 7(k) of the Certificate of Designations is corrected to read in its entirety as follows:

“(k) Upon any conversion of the Preferred Stock (whether pursuant to Section 7(a) or 7(j)) prior to November 3, 2007, the Company shall make a payment (the “Make-Whole Dividend Payment”) with respect to the shares of Preferred Stock so converted in an amount equal to full amount of dividends that would have accrued and become payable through and including November 3, 2007 pursuant to Section 3(a) on such shares of Preferred Stock, less any dividends actually accrued and paid with respect to such shares of Preferred Stock prior to the date upon which such conversion becomes effective. The Company shall calculate the amount of the Make-Whole Dividend Payment. The Company may elect to pay the Make-Whole Dividend Payment or any portion thereof (i) in cash or, (ii) by delivering shares of Common Stock. In the event of an Automatic Conversion pursuant to Section 7(j) or a voluntary conversion pursuant to Section 7(a) on or following the date of an Automatic Conversion Notice (unless and until such Automatic Conversion Notice shall be deemed to have no effect), the number of shares to be delivered in the event the Company shall elect to make the Make-Whole Dividend

Payment (or any portion thereof) in shares of Common Stock shall be equal to (x) the Make-Whole Dividend Payment (or any portion thereof that the Company elects to pay in shares of Common Stock) divided by (y) 150% of the Conversion Price (as adjusted pursuant to this Section 7) in effect on the effective date of such conversion. In all other circumstances in which the Company is required to make the Make-Whole Dividend Payment and elects to make the Make-Whole Dividend Payment (or any portion thereof) in shares of Common Stock, the number of shares of Common Stock to be delivered shall be equal to the lesser of (1) (A) the Make-Whole Dividend Payment (or any portion thereof that the Company elects to pay in shares of Common Stock) divided by (B) 95% of the average of the Closing Price per share of Common Stock for the two consecutive Trading Days immediately preceding and including the last Trading Day prior to the effective date of such conversion; or (2) (A) the Make-Whole Dividend Payment (or any portion thereof that the Company elects to pay in shares of Common Stock) divided by (B) $2.00. All shares of Common Stock which may be issued upon payment of the Make-Whole Dividend Payment (or any portion thereof) will be issued out of the Company’s authorized but unissued Common Stock and will, upon issue, be duly and validly issued and fully paid and nonassessable and free of any preemptive or similar rights.”

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by Robert L. Kirkman on this 29th day of July, 2005.

By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	Acting President and Chief Executive Officer